UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report:  August 7, 2007

MIDDLESEX WATER COMPANY
(Exact name of registrant as specified in its charter)

NEW JERSEY	0-422	22-1114430
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830
(Address of principal executive offices, including zip code)

(732)-634-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01.          Other Events

Announcement of Middlesex Water Company Second Quarter 2007 Earnings as set forth in the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

MIDDLESEX WATER COMPANY
(Registrant)

s/Kenneth J. Quinn
Kenneth J. Quinn
Vice President, General Counsel,
Secretary and Treasurer

Dated:    August 7, 2007

2

MIDDLESEX WATER COMPANY REPORTS
SECOND QUARTER FINANCIAL RESULTS

Focus Continues on Profitable Growth and Generating Efficiencies

ISELIN, NJ, (August 7, 2007)   Middlesex Water Company (NASDAQ:MSEX), a provider of water and wastewater and related services in New Jersey and Delaware, today reported higher operating revenues and net income for the quarter ended June 30, 2007.
Second Quarter Operating Results
Consolidated operating revenues for the second quarter rose to $21.7 million or 3.4%, compared to $21.0 million for the same period in 2006.  This was largely due to customer growth and rate relief in our Delaware service territories.
Net income increased to $3.3 million from $3.0 million.  Middlesex Water reported earnings applicable to common stock of $3.3 million, or $0.25 per basic share, for the quarter ended June 30, 2007, compared with $2.9 million, or $0.25 per basic share, in 2006.  On a fully diluted basis, earnings per share were $0.24 for 2007, compared to $0.25 per share for the same period in 2006.  Diluted earnings per share decreased slightly due to a higher number of shares outstanding. Middlesex sold and issued 1.5 million shares of new common stock in November 2006.
Middlesex Water Company CEO, Dennis W. Doll, said, “Second quarter results are generally in line with our expectations.  In April, we filed for an $8.9 million or 16.5% increase for our Middlesex system in New Jersey.  We expect a decision in this matter by the first quarter of 2008.  We continue to focus on controlling operating costs and generating further efficiencies.  To that end, in the second quarter, we consolidated our finance and accounting functions into a single location and sold an office building that had not been part of our core utility business for a gain of $0.2 million.”
Operation and maintenance expenses for the three months ended June 30, 2007 increased $0.4 million or 3.5% with labor costs up $0.2 million due to wage increases and increased staffing to serve continued growth in our Delaware systems.  Water production costs were $0.2 million higher due to increased sales in Delaware and higher unit costs for water, power and treatment costs in New Jersey.

“We continue to grow our regulated water and wastewater utility businesses as well as our non-regulated services,” added Doll.   “During the second quarter, we completed the acquisition of the wastewater system of the Town of Milton, DE.  This system is being operated by our Delaware wastewater utility, Tidewater Environmental Services, Inc., and is intended to expand over the next several years to accommodate growth in the surrounding area.”
The company is involved in several initiatives designed to help control operating costs, help facilitate profitable growth and improve service to customers. These include projects to address long-term water treatment and distribution infrastructure needs in New Jersey and to implement a long-term technology strategy.
Board Declares Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.1725 per share, payable September 4, 2007 to common shareholders as of August 15, 2007.  The Company has paid cash dividends in varying amounts continually since 1912.  Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
www.middlesexwater.com
(732) 634-1500

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Operating Revenues	$21,744,615	$21,037,055	$40,732,188	$39,267,201

Operating Expenses:
Operations	10,143,070	10,011,895	20,335,222	19,658,026
Maintenance	1,036,689	794,248	2,014,508	1,533,232
Depreciation	1,874,539	1,712,740	3,719,919	3,381,133
Other Taxes	2,411,198	2,369,072	4,662,273	4,572,525

Total Operating Expenses	15,465,496	14,887,955	30,731,922	29,144,916

Operating Income	6,279,119	6,149,100	10,000,266	10,122,285

Other Income:
Allowance for Funds Used During Construction	140,364	115,388	252,592	228,025
Other Income	282,051	40,840	508,196	98,778
Other Expense	(7,899)	(12,519)	(12,498)	(14,258)

Total Other Income, net	414,516	143,709	748,290	312,545

Interest Charges	1,697,523	1,808,118	3,081,230	3,323,116

Income before Income Taxes	4,996,112	4,484,691	7,667,326	7,111,714

Income Taxes	1,681,586	1,516,855	2,583,271	2,331,514

Net Income	3,314,526	2,967,836	5,084,055	4,780,200

Preferred Stock Dividend Requirements	61,946	61,946	123,893	123,893

Earnings Applicable to Common Stock	$3,252,580	$2,905,890	$4,960,162	$4,656,307

Earnings per share of Common Stock:
Basic	$0.25	$0.25	$0.38	$0.40
Diluted	$0.24	$0.25	$0.37	$0.40

Average Number of
Common Shares Outstanding :
Basic	13,191,257	11,610,579	13,183,536	11,602,149
Diluted	13,522,397	11,941,719	13,514,676	11,933,289

Cash Dividends Paid per Common Share	$0.1725	$0.1700	$0.3450	$0.3400

See Notes to Condensed Consolidated Financial Statements.